Exhibit 2.2

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 25, 2021 (this “Amendment”), is by and among Roman DBDR Tech Acquisition Corp., a Delaware corporation (“Parent”), Roman Parent Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), CompoSecure Holdings, L.L.C., a Delaware limited liability company (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, Parent, Merger Sub, the Company and LLR Equity Partners IV, L.P., a Delaware limited partnership, are parties to that certain Agreement and Plan of Merger, dated as of April 19, 2021 (the “Merger Agreement”) which sets forth the plan of merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity following such merger, upon the terms and conditions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, Parent, Merger Sub and the Company desire to amend Annex J the Merger Agreement to, among other things, provide that the Company shall be managed by a board of managers following the consummation of the Merger and increase the voting rights attributable to the Class A Units held by Parent following the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.      Amendment to the Merger Agreement.

(a) The Merger Agreement is hereby amended by deleting Annex J in its entirety and replacing it with Exhibit A attached hereto.

2.      Miscellaneous.

(a)               This Amendment and all matters arising out of or relating hereto, including its validity, construction and interpretation, shall be governed by the laws of the State of Delaware, without regard to the laws as to choice or conflict of laws, except to the extent that the laws of the jurisdiction of incorporation of a party shall govern its internal corporate affairs.

(b)               Except as modified herein, all other terms and provisions of the Merger Agreement (including the Schedules and Exhibits thereto) are unchanged and remain in full force and effect. This Amendment shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

(c)               The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Amendment or otherwise affect the meaning or interpretation of this Amendment.

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(d)               If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(e)               This Amendment shall be binding upon any permitted assignee, transferee, successor or assign of or to any of the parties hereto.

(f)                This Amendment may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

ROMAN DBDR TECH ACQUISITION CORP.

By:	/s/ Dr. Donald Basile
Name: Dr. Donald Basile
Title: Co-Chief Executive Officer

ROMAN PARENT MERGER SUB, LLC

By:	/s/ Dr. Donald Basile
Name: Dr. Donald Basile
Title: Chief Executive Officer

COMPOSECURE HOLDINGS, L.L.C.

By:	/s/ Jonathan C. Wilk
Name: Jonathan C. Wilk
Title: Chief Executive Officer

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EXHIBIT A

Form of CompoSecure Holdings, L.L.C. Second Amended and Restated Limited Liability Company Agreement

See attached.

COMPOSECURE HOLDINGS, L.L.C.

(a Delaware Limited Liability Company)

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2021

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

-i-

-ii-

-iii-

Section 11.13	Remedies Not Exclusive	39
Section 11.14	Representation by Counsel	39
Section 11.15	Counterparts	39
Section 11.16	Attorneys’ Fees	39

Schedule A      Schedule of Members

Schedule B      Tax Representations

-iv-

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

COMPOSECURE HOLDINGS, L.L.C.

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CompoSecure Holdings, L.L.C. (the “Company”), is made as of [●], 2021, by and among the Company and each of the Persons listed as Members on the signature pages attached hereto and each other Person who becomes a Member in accordance with the terms of this Agreement.

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (together with any successor statute, as amended from time to time, the “Act”) by filing the Certificate with the Secretary of State of the State of Delaware on May 13, 2020 (the “Formation Date”);

WHEREAS, on the Formation Date, the initial member of the Company executed the Limited Liability Company Agreement of the Company (the “Original Agreement”);

WHEREAS, on June 11, 2020, the Company and certain Members amended and restated the Original Agreement in its entirety (the “Amended Agreement”);

WHEREAS, the Company and PubCo (as defined below) are parties to that certain Agreement and Plan of Merger, dated as of April 19, 2021 (the “Merger Agreement”), pursuant to which, among other things, a wholly owned subsidiary of PubCo merged with and into the Company, with the Company continuing as the surviving entity following such merger as a wholly owned subsidiary of PubCo; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the parties hereto desire to enter into this Agreement to, among other things, amend and restate the Amended Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree to amend and restate the Amended Agreement in its entirety as follows:

Article I

DEFINITIONS

Section 1.1      Definitions. The following terms used in this Agreement shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person. For the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” shall mean this Second Amended and Restated Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

“Bankruptcy” shall mean, with respect to any Person, if such Person (a) makes an assignment for the benefit of creditors, (b) files a voluntary petition in bankruptcy, (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any Proceeding of this nature, or (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or if one hundred twenty (120) days after the commencement of any Proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the Proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“BBA Audit Rules” shall mean Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, as amended from time to time, and any Treasury Regulations, other guidance promulgated thereunder, and any similar U.S. state or local or non-U.S. legislation, regulations or guidance.

“Board” has the meaning set forth in Section 5.1.

“Business” shall mean any and all activities and transactions which are necessary, convenient, desirable or incidental to holding any equity interest in CompoSecure, L.L.C. and any of its Subsidiaries.

“Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to be closed.

“Capital Account” has the meaning set forth in Section 7.3.

“Capital Contribution” shall mean, with respect to each Member, any contribution to the Company in money or other property (at such other property’s initial Gross Asset Value) by such Member whenever made.

“Certificate” shall mean the Certificate of Formation of the Company filed with the Delaware Secretary of State, as such Certificate may be amended from time to time in accordance with the Act.

“Class A Common Stock” shall means the Class A Common Stock of PubCo, par value $0.0001 per share, or the common stock or other equity securities for which such common stock has been converted.

“Class A Units” shall mean any Units that are designated as Class A Units on Schedule A attached hereto.

“Class B Common Stock” shall mean the Class B Common Stock of PubCo, par value $0.0001 per share, or the common stock or other equity securities into which such common stock has been converted.

“Class B Units” shall mean any Units that are designated as Class B Units on Schedule A attached hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any superseding federal tax law. A reference herein to a specific section (§) of the Code refers not only to such specific section of the Code, but also to any corresponding provision of any superseding federal tax statute, as such specific section of the Code or such corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the products, services or research or development of the Company and its Subsidiaries or their suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (c) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (d) all of the following U.S. and foreign: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, extension or reexamination thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets and confidential and proprietary information, including ideas, formulas, compositions, know-how, related processes and techniques, models, research and development information, drawings, specifications, designs, plans, proposals and technical data and manuals (in each case relating to products currently in production as well as products under development); (vi) computer software (including source code, executable code, data, databases and documentation); and (vii) all other intangible properties (including incorporeal properties); together with all books, records, drawings or other indicia, however evidenced.

“Depreciation” shall mean, in any Fiscal Year (or other period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for federal income tax purposes, except that: (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year (or other period) shall be the amount of book basis recovered for such Fiscal Year (or other period) under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2); and (b) with respect to any other asset whose Gross Asset Value differs from its adjusted tax basis, Depreciation shall be determined in accordance with the methods used for federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the depreciation, amortization or other cost recovery deduction computed for federal income tax purposes with respect to such asset bears to the adjusted federal income tax basis of such asset; provided, however, that if any such asset that is depreciable or amortizable has an adjusted federal income tax basis of zero, then the rate of Depreciation shall be as determined by the Board.

“Distributable Cash” shall mean all cash, revenues and funds received by the Company and its Subsidiaries from the Company’s and its Subsidiaries’ operations and assets, less the sum of the following to the extent paid or set aside by the Company or its Subsidiaries, as applicable: (a) all principal and interest payments on indebtedness of the Company and its Subsidiaries and all other sums paid to lenders with respect to the Company and its Subsidiaries; (b) all cash expenditures incurred in the normal operation of the business of the Company and its Subsidiaries; and (c) such reserves as the Board deems reasonably necessary for the proper operation of the Business.

“Economic Interest” shall mean a Member’s share of the Company’s net profits, net losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to, or otherwise participate in, any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Entity” shall mean any partnership (general or limited), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization or other legal entity.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exchange Agreement” shall mean the Exchange Agreement, dated as of the date hereof, by and among PubCo, the Company and such holders of Class B Units from time to time party thereto, as it may be amended from time to time in accordance with its terms.

“fair market value” shall mean, with respect to any property or asset (other than cash) (including any Units and any other equity securities of the Company), the price at which such property or asset is likely to be sold in an arm’s-length transaction between a willing and able buyer and a willing and able seller, neither of which is an Affiliate of a Member or of the other, based on the then prevailing market conditions. “Fair market value” shall be determined by the Board in good faith.

“Family Group” shall mean, with respect to any Person, any Immediate Family Member of such Person, any bona fide estate planning vehicle established and maintained solely for the benefit of such Person or any Immediate Family Member of such Person, and any Successor in Interest who is an executor, administrator, committee, or legal representative of such Person or such Person’s estate. For purposes of this definition, “Successor in Interest” shall mean any (a) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (b) assignee for the benefit of the creditors of, (c) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (d) other executor, administrator, committee, legal representative or other successor or assign of, any Person, whether by operation of law or otherwise.

“Fiscal Year” shall mean (a) the period commencing upon the date hereof and ending on December 31, 2021, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (b) of this sentence ending on the date on which the Certificate is canceled in accordance with the Act; provided, in each case unless changed by the Board or such other period as may be required by the Code.

“Gross Asset Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)            the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board;

(b)            the Gross Asset Value of all assets of the Company shall be adjusted to equal their respective gross fair market values, as determined by the Board as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the distribution by the Company of more than a de minimis amount of the property of the Company as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to Clause (i) and Clause (ii) of this sentence shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests in the Company of the Members;

(c)            the Gross Asset Value of any asset of the Company that is distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Board; and

(d)            the Gross Asset Values of assets of the Company (including intangible assets, such as goodwill) shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Paragraph (f) of the definition of “Profits” and “Losses” below; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the Board determines that an adjustment pursuant to paragraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing the Profits and Losses of the Company.

“Hypothetical Rate” shall mean the highest combined marginal federal and applicable state or local statutory income tax rate applicable to an individual resident in New York City, New York, including the Medicare contribution tax on unearned income.

“Hypothetical Total Tax Liability” shall mean, with respect to a calendar quarter, the greatest Implied Total Tax Liability with respect to any Member with respect to such calendar quarter.

“Immediate Family Member” shall mean, with respect to any Person, a lineal descendant, sibling, lineal descendant of a sibling, in each case whether by blood or adoption, parent, spouse or domestic partner.

“Implied Total Tax Liability” shall mean, with respect to any Member, with respect to a calendar quarter, the product of (a) the net taxable income of the Company allocable to such Member for full or partial Fiscal Years commencing after the Closing Date (as such term is defined in the Merger Agreement) attributable to the applicable quarterly period and all prior quarterly periods in such Fiscal Year, taking into account any prior taxable loss or deductions of the Company allocable to such Member for full or partial Fiscal Years commencing after the Closing Date (as such term is defined in the Merger Agreement), based upon (A) the information returns filed by the Company, as amended or adjusted to date, and (B) estimated amounts, in the case of periods for which the Company has not yet filed information returns (in each case, determined by (1) including any income or deductions resulting from the application of Treasury Regulations Section 1.704-3 and (2) excluding any basis adjustment from the application of Sections 743(b) or 734(b) of the Code), and (b) the Hypothetical Rate (such product increased to the extent necessary to apply alternative minimum tax rates and rules), divided by (c) the Percentage Interest of such Member (expressed as a number between zero and 1.0), taking into account ownership changes of the Members as reasonably determined by the Board.

“Imputed Underpayment Amount” shall mean (a) any “imputed underpayment” within the meaning of Code Section 6225 (or any corresponding or similar provision of state, local or foreign tax law) paid (or payable) by the Company as a result of any adjustment by the IRS with respect to any Company item of income, gain, loss, deduction, or credit of the Company (including, without limitation, any “partnership-related item” within the meaning of Code Section 6241(2) (or any corresponding or similar provision of state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to any such adjustment, (b) any amount not described in clause (a) (including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of Code Sections 6221-6241 (or any corresponding or similar provision of state, local or foreign tax law), and/or (c) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of Code Sections 6221-6241 (including for the avoidance of doubt Code Section 6226(b)) (or any corresponding or similar provision of state, local or foreign tax law), including any interest, penalties or additions to tax with respect to such amounts.

“Manager” has the meaning set forth in Section 5.1.

“Majority Class B Members” shall mean the Members holding a majority of the then outstanding Class B Units.

“Member” shall mean each Person who holds any Units identified on Schedule A hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person owns, and is shown on the Company’s books and records as the owner of, one or more Units. The Members shall constitute the “members” (as that term is defined in the Act) of the Company. Except as expressly provided herein, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Membership Interest” shall mean a Member’s interest in the Company, including such Member’s Economic Interest and the rights as a Member (including the rights, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required by the Act).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Company during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Original Holders” shall mean the members of the Company prior to the date of this Agreement.

“Owner” shall mean, with respect to any Person, the Person that owns, directly or indirectly, any equity or voting interest in such specified Person.

“Partner Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” shall have the same meaning as the term “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” shall mean, with respect to any Member, as of any date of determination, such Member’s Economic Interest in the Company expressed as a portion of one hundred percent (100%), as shown on Schedule A attached hereto, determined by dividing (a) the total number of Units held by such Member as of such date by (b) the total number of Units outstanding as of such date.

“Persons” shall mean any individual or Entity.

“Profits” and “Losses” shall mean, for any Fiscal Year (or other period), an amount equal to the taxable income or loss of the Company as determined for federal income tax purposes, with the following adjustments:

(a)            such taxable income or loss shall be increased by the amount, if any, of tax-exempt income received or accrued by the Company not otherwise taken into account in determining Profit and Loss;

(b)            such taxable income or loss shall be reduced by the amount, if any, of all expenditures of the Company (not otherwise taken into account in determining Profit and Loss) described in Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations;

(c)            items of income, gain, deductions or losses specially allocated pursuant to Section 8.3(c) through Section 8.3(h) in any year shall be excluded from the calculation of such taxable income or loss for such year;

(d)            if the Gross Asset Value of any asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(e)            gain or loss resulting from any disposition of any asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset;

(f)            in lieu of the depreciation, amortization, or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year; and

(g)            to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profit or Loss.

“PubCo” shall mean CompoSecure, Inc, a Delaware corporation formerly known as Roman DBDR Tech Acquisition Corp.

“Record Date” shall mean the date established by the Board pursuant to Section 4.1 as the record date for purposes of any entitlement hereunder or any other purpose as determined by the Board.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any Person, and other Person controlled by such Person directly or indirectly through any other Subsidiary of such Person or in which such Person owns directly or indirectly through any other Subsidiary of such Person more than 50% of the outstanding common stock or other outstanding equity securities ordinarily entitled to vote in such Person.

“Tax Distribution Date” shall mean the tenth (10th) day of each of March, June, September and December, or such other dates as may be appropriate in light of tax payment requirements as determined by the Board.

“Transfer” shall mean any direct or indirect transfer, sale, assignment, pledge, lease, redemption, hypothecation, mortgage, gift, creation of security interest, lien or trust (voting or otherwise) or other encumbrance, or other disposition of any Units or other equity securities of the Company; and “Transferor” and “Transferee” shall have correlative meanings; provided, however, that notwithstanding anything to the contrary herein, no transfer, sale, assignment, pledge, lease, redemption, hypothecation, mortgage, gift, creation of security interest, lien or trust (voting or otherwise) or other encumbrance, or other disposition of any Class A Common Stock or Class B Common Stock or other capital stock of PubCo shall be deemed to be a “Transfer;” provided, further, that no transfer or exchange of any Class A Common Stock or Class B Common Stock pursuant to the Exchange Agreement shall be deemed to be a “Transfer.”

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of superseding regulations).

“True-Up Amount” shall mean, in respect of a Fiscal Year of the Company, an amount (but not less than zero) equal to the excess of (a) the Hypothetical Total Tax Liability with respect to such Fiscal Year over (b) the aggregate amount of distributions made in respect of such tax year (treating any Tax Distribution made with respect to income for such Fiscal Year, regardless of when made, and any distribution other than a Tax Distribution made during such Fiscal Year, as being made in respect of such Fiscal Year).

“Unit” shall mean an Economic Interest in the Company that is designated as a “Unit” and shall include the Class A Units and the Class B Units; provided that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement and the Economic Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties. Except to the extent otherwise provided herein, each class of Unit represents the same fractional interest in such Economic Interest in the Company as each other Unit in such class. Units may be issued in different classes and in whole and fractional numbers.

Section 1.2      Cross References. Each of the following terms shall have the meaning assigned thereto in the Section of this Agreement set forth below opposite such term:

Term	Section
Act	Recitals
Agreement	Preamble
Amended Agreement	Recitals
Applicable Sale	9.7(a)
Applicable Sale Notice	9.7(b)
Company	Preamble
Damages	6.3
Deficit Member	8.3(g)
Deficit Unit	8.3(g)
Designated Individual	8.11(a)
Drag-Along Right	9.7(a)
Effective Transfer Time	9.3
Formation Date	Recitals
Merger Agreement	Recitals
Original Agreement	Recitals
Permitted Transferee	9.2(b)
Proceeding	6.3
Regulatory Allocations	8.3(h)

Term	Section
Tax Distribution	8.4(a)
Tax Excess	8.6(b)
Tax Liability	8.6(b)
Tax Matters Representative	8.11(a)

Section 1.3      Construction. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. The definitions in this Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns. The word “or” shall be disjunctive but not exclusive. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument, law or statute defined or referred to herein means such agreement, instrument, law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws or statutes) by succession of comparable successor laws or statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise expressly specified herein, including any allocation to be made among all Members or a group of Members “on a pro rata basis” or “ratably” shall be made in proportion to the Percentage Interests of such Members or group of Members immediately prior to the transaction with respect to which such allocation is being made.

Article II

CONTINUATION OF COMPANY

Section 2.1      Continuation.

(a)            Continuation. The Company was formed on May 13, 2020, pursuant to the provisions of the Act, upon the filing of the Certificate with the Secretary of State of the State of Delaware. The parties hereto hereby continue the Company as a limited liability company under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

(b)            Schedule A attached hereto shall be updated from time to time as is necessary to accurately reflect the information contained therein, including the admission of additional Members. Any revision to Schedule A attached hereto made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A attached hereto shall be deemed to be a reference to Schedule A attached hereto, as amended and in effect from time to time.

Section 2.2      Name. The name of the Company heretofore formed and continued hereby is “CompoSecure Holdings, L.L.C.” The name of the Company may be changed from time to time by the Board, and upon such change an appropriate amendment to the Certificate shall be filed as required by the Act.

Section 2.3      Principal Place of Business. The principal office of the Company is, and shall continue to be, at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records thereat. The Company may have such other offices as the Board may designate from time to time.

Section 2.4      Registered Office and Registered Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware is, and shall continue to be, the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware is, and shall continue to be, the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law.

Section 2.5      Purposes and Powers.

(a)            Subject to Section 2.5(b), the Company is formed for the purpose of, directly and indirectly, engaging in the Business and in any and all activities and transactions which are necessary, convenient, desirable or incidental to the foregoing and in any lawful business, act or activity as the Board may determine from time to time and for which a limited liability company may be organized under the Act, and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

(b)            The Company shall have authority to engage in any other lawful business, purpose or activity permitted by the Act, and shall possess and may exercise all of the powers and privileges granted by the Act, together with any powers incidental thereto, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company, in each case, as the Board (or any officer pursuant to delegated authority) may determine.

Section 2.6      Term. The Company shall have a perpetual existence unless the Company is dissolved in accordance with the provisions of this Agreement.

Article III

MEMBERS

Section 3.1      Members. The name, residence, business or mailing addresses, and the type and number of Units of each Member are set forth on Schedule A, as such Schedule shall be amended from time to time by the Board in accordance with the terms of this Agreement. Unless otherwise specified, any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time in accordance with the terms of this Agreement. Each Person listed on Schedule A (as in effect on the date hereof) upon (i) his, her or its execution of this Agreement or counterpart thereto and (ii) receipt by the Company of such Person’s Capital Contributions, if any, is hereby admitted to the Company as a Member and shall own the number and type of Units set forth opposite such Member’s name on Schedule A, as amended from time to time in accordance with the terms of this Agreement. The Board may in its discretion issue certificates to the Members representing the Units held by each Member.

Section 3.2      Admission of Additional Members. The Company may admit additional Persons as Members, and such Persons shall make Capital Contributions, and may participate in the profits, losses, distributions, allocations and Capital Contributions upon such terms as are established by the Company. A Person shall be admitted as a Member at the time: (a) all conditions to such Person’s admission pursuant to this Agreement have been satisfied, including those set forth in Article IX, as applicable, as determined by the Board, and (b) such Person executes this Agreement or a counterpart signature page to this Agreement. Following admission as a Member, such Person shall be listed by the Board as a Member on Schedule A attached hereto.

Section 3.3      Voting Rights. Each Member shall be entitled to ten votes per Class A Unit and one vote per Class B Unit that it holds with respect to any matters to which the Member holding such Units are entitled to vote. For any matters on which the Members are entitled to vote, the vote of the Members holding a majority of the voting power of all Units, voting together as a single class, shall constitute the vote required for approval of the Members.

Section 3.4      Limitation of Liability of Members.

(a)            Except as otherwise expressly required by the Act, a Member, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contribution, (ii) its share of any undistributed profits and assets of the Company, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions from the Company wrongfully distributed to it. It is the intent of the parties hereto that no distribution to any Member shall be deemed a return of any money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, a Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Company or any other Member.

(b)            No Member, in its capacity as such, shall take part in the day-to-day management, operation or control of the business and affairs of the Company. No Member, in its capacity as such, shall have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. A Member shall have no rights other than those specifically provided herein or the Act.

(c)            A Member or an employee, agent, director or officer of a Member may also be an employee, agent, director or officer of the Company. The existence of these relationships and acting in such capacities will not result in a Member being deemed to be participating in the control of the business of the Company or otherwise affect the liability of such Member or the Person so acting.

Section 3.5      Priority and Return of Capital. Except as may be expressly provided herein, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to the Profits, Losses or distributions with respect to the Company.

Section 3.6      Representations and Warranties. Each Member, upon executing this Agreement (or counterpart signature to this Agreement), hereby represents and warrants to the Company and the Members who have also executed this Agreement that:

(a)            (i) such Member has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Member has received, reviewed and evaluated all information necessary to assess the merits and risks of its investment in the Company and has had answered to its satisfaction any questions regarding such information; (iii) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iv) such Member is acquiring such Member’s interest in the Company for its sole benefit and account, for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (v) (A) if such Member is an entity, the execution, delivery and performance of this Agreement have been duly authorized by such Member and (B) if such Member is a natural Person, such Member has full legal capacity to enter into and perform his or her obligations under this Agreement; (vi) the execution, delivery and performance of this Agreement do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party (if such Member is an entity) or by which such Member is bound; (vii) the determination of such Member to acquire such Member’s interest in the Company has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Member or any agent or employee of any other Member; (viii) this Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in a Proceeding in equity or at law; and (ix) such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)            (i) (A) such Member is not a flow-through entity within the meaning of Treasury Regulations Section 1.7704-1(h)(3), and such Member is the sole beneficial owner of the interest to be registered in its name (which shall be interpreted to mean that the transferee is not and will not be treated as a nominee for, or agent of, another party or as anything other than the real owner of such interest for federal income tax purposes, at any time) or (B) such Member is a flow-through entity within the meaning of Treasury Regulations Section 1.7704-1(h)(3) and there is no person (a “Beneficial Owner”) that owns an interest in such Member such that (1) substantially all of the value of the Beneficial Owner’s interest in such Member will be attributable to such Member’s interest (direct or indirect) in the Company and (2) a principal purpose of the use of the tiered arrangement is to permit the Company to satisfy the 100-partner limitation in Treasury Regulations Section 1.7704-1(h)(1)(ii); (ii) such Member did not purchase its interest through (A) a national, foreign, regional, local or other securities exchange, (B) PORTAL or (C) over the counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise); (iii) such Member did not purchase its interest from, to or through (A) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, such interests or (B) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others.

Article IV

MEETINGS OF MEMBERS

Section 4.1      Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the Board may set a Record Date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.1, such determination shall apply to any adjournment thereof.

Section 4.2      Calling the Meeting. Meetings of the Members may be called by (i) the Board or (ii) Members holding a majority of the voting power of all Units, voting together as a single class.

Section 4.3      Notice. Written notice stating the place, date and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than one (1) day and not more than thirty (30) days before the date of the meeting to each Member, by or at the direction of the Board or the Members calling the meeting, as the case may be. The Members may hold meetings at the Company’s principal office or at such other place as the Board or the Members calling the meeting may designate in the notice for such meeting.

Section 4.4      Participation. Any Member may participate in a meeting of the Members by means of video conference, telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 4.5      Vote by Proxy. On any matter that is to be voted on by Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

Section 4.6      Conduct of Business. The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include business to be conducted by Members holding Units; provided, that the Members shall have been notified of the meeting in accordance with Section 4.3. Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 4.7      Quorum. A quorum of any meeting of the Members shall require the presence of the Members holding a majority of the voting power of all Units, voting together as a single class. Subject to Section 4.8, no action at any meeting may be taken by the Members unless the quorum is present. Subject to Section 4.8 no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding a majority of the voting power of all Units, voting together as a single class.

Section 4.8      Action Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting and without prior notice by the written consent of the Members holding a majority of the voting power of all Units, voting together as a single class, which such written consent may include DocuSign or other electronic and email options.

Article V

MANAGEMENT

Section 5.1      Establishment of the Board; Power and Authority. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 5.2. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. The Board shall be the “manager” of the Company as provided in the Act.

Section 5.2      Board Composition; Vacancies; Voting.

(a)            The number of Managers constituting the Board shall be determined from time to time by the Members, which shall initially be set at [three (3)]. The Managers shall be elected by the Members holding a majority of the voting power of all Units, voting together as a single class, and shall serve until (i) removed with or without cause by the Members holding a majority of the voting power of all Units, voting together as a single class, (ii) such Manager’s successor is duly elected and appointed by the Members holding a majority of the voting power of all Units, voting together as a single class, or (iii) such Manager’s death, disability or resignation. The Members hereby appoint [Jonathan C. Wilk, Timothy W. Fitzsimmons, and Lewis Rubovitz] as the initial Managers. Vacancies and newly created Board positions resulting from any increase in the authorized number of Managers constituting the entire Board may be filled by the Members holding a majority of the voting power of all Units, voting together as a single class.

(b)            Each Manager shall be entitled to cast one vote on all matters to be acted on by the Board. Any action or matter approved by the Board shall require the affirmative vote of a majority of the Managers then comprising the Board. All determinations, acts and designations to be made hereunder by the Company shall be made by the Board and shall be final and binding for all purposes of this Agreement. No person shall be required to inquire into, and persons dealing with the Company are entitled to rely conclusively on, the right, power and authority of a majority of the Managers of the Board to bind the Company.

Section 5.3      Meetings of the Board; Actions. At any meeting of the Board, any Manager may participate by video conference, telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. The presence of at least a majority of all Managers shall constitute a quorum for the transaction of business. Decisions of the Board shall require the approval of at least a majority of all members of the Board; provided, however, that the Board also may make decisions, without holding a meeting, by the written consent of a majority of the Managers, which such written consent may include DocuSign or other electronic and email options. Minutes of each meeting and a record of each decision shall be kept by a designee of the Board.

Section 5.4      Notice. Written notice stating the place, date and time of all regular meetings of the Board and, in the case of a meeting of the Board not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than one (1) day and not more than thirty (30) days before the date of the meeting to each Manager. The Board may hold meetings at the Company’s principal office or at such other place as the Manager or Managers calling the meeting may designate in the notice for such meeting.

Section 5.5      Quorum. A quorum of any meeting of the Board shall require the majority of the Managers. No action at any meeting may be taken by the Managers unless the quorum is present. No action may be taken by the Managers at any meeting at which a quorum is present without the affirmative vote of a majority of the Managers so present.

Section 5.6      Company Books. The Board shall keep or cause to be kept full and true books of account maintained in accordance with generally accepted accounting principles consistently applied and in which shall be entered fully and accurately each transaction of the Company. Such books of account, together with a copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company. Upon reasonable written request, any Member shall have the right, at a time during ordinary business hours, as reasonably determined by the Board, to inspect and copy, at the requesting Member’s expense, the books and records of the Company for any purpose reasonably related to such Member’s interest with respect to the Company.

Section 5.7      Relationships with Affiliates. The Board may cause the Company to enter into any agreement or contract with any Manager, any Affiliate of a Manager, any Member, any Affiliate of a Member or any agent of the Company without the prior approval of any Member; provided, that any such agreement or contract shall contain substantially such terms and conditions as would be contained in a similar agreement or contract entered into by the Company as the result of arm’s-length negotiations from a comparable unaffiliated and disinterested third party.

Section 5.8      Title to Assets. Title to assets of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually or collectively, shall have any ownership interest in such assets or any portion thereof.

Section 5.9      Reliance by Third Parties. Any Person may rely upon a certificate signed by all of the Managers on the Board as to (a) the identity of the Members, (b) any factual matters relevant to the affairs of the Company, (c) the Persons who are authorized to execute and deliver any document on behalf of the Company or (d) any action taken or omitted by the Company, the Board or any Member with respect to the business of the Company.

Section 5.10      Reimbursement of Expenses. The Company shall reimburse the Managers for all ordinary and reasonably necessary out-of-pocket expenses incurred by them in accordance with this Agreement on behalf of the Company.

Section 5.11      Officers.

(a)            Designation and Appointment. The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with titles including “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “general manager,” “director,” “chief financial officer” and “chief operating officer,” to the extent authorized by the Board. Any number of offices may be held by the same Person. The Board may choose not to fill any office for any period as it may deem advisable. Officers need not be Members or residents of the State of Delaware. Any Officers so designated shall have such authority and shall perform such duties as are typical of such positions and as may otherwise be delegated from time to time by the Board. The Board may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board.

(b)            Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Board, subject to any contractual agreement between the Company and such Officer. Designation of an Officer shall not of itself create any contractual or employment rights.

(c)            Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company the customary duties, including the duties of loyalty and due care, of the type owed by the officers of a corporation to such corporation and its equity-holders under the laws of the State of Delaware.

Article VI

OBLIGATIONS, INDEMNIFICATION AND EXCULPATION

Section 6.1      Performance of Duties; No Liability of Members or Officers.

(a)            No Member shall, in its capacity as a Member, have any duty to the Company or any other Member except as expressly set forth herein or in other written agreements. Furthermore, notwithstanding anything herein to the contrary, and in accordance with applicable law, any and all fiduciary duties of the Members to the Company or to another Member or to another person that is a party to or is otherwise bound by this Agreement shall be eliminated to the maximum extent permitted by law; provided, that the implied contractual covenant of good faith and fair dealing shall not be eliminated. No Member or Officer shall be liable to the Company or to any Member for any loss or damage sustained by the Company or to any Member, unless the loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by the Member or Officer in question. In performing his, her or its duties (if any), each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Board; or any other Person who has been selected with reasonable care by or on behalf of the Board, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. No Member or Officer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, Officer or any combination of the foregoing. The waiver of duties and limitations of liability set forth in this Section 6.1 shall apply to each such Person’s capacity as a Member or Officer. Notwithstanding anything to the contrary in this Section 6.1, the Managers shall owe the same fiduciary duties to the Company and the Members as are owed by directors of a Delaware corporation to such corporation and its stockholders, and such duties shall not be limited by the fact that the Managers shall be permitted to take certain actions in their discretion hereunder.

(b)            Any Member and any Affiliate of any Member may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member. No Member who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Member shall not be liable to the Company or to the other Members for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement or the relationship created hereby or thereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper.

Section 6.2      Confidential Information. Without limiting the applicability of any other agreement to which any Member may be subject, no Member or Officer or Manager, directly or indirectly disclose or use at any time, either during his, her or its association or employment with the Company or for a period of twenty four (24) months thereafter, any Confidential Information of which such Member, Officer or Manager is or becomes aware. Each Member, Officer and Manager in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the above, a Member, Officer or Manager may disclose Confidential Information to the extent (a) the disclosure is necessary for the Member, Officer or Manager and/or the Company’s agents, representatives, and advisors to fulfill their duties to the Company pursuant to this Agreement and/or other written agreements, (b) the disclosure is required or requested by any federal, state, provincial or other regulatory authority or examiner, or any insurance industry association, or is reasonably believed by such Member, Officer or Manager to be compelled by any court decree, subpoena or legal or administrative order or process, (c) necessary to enforce rights hereunder, and (d) solely in the case of the Original Holders, disclosure is of a general nature regarding general business and financial information, return on investment and similar information and information provided to such Member by the Company pursuant to this Agreement (i) in connection with their communications to their direct and indirect beneficial owners and controlling Persons, (ii) in connection with their marketing efforts, and (iii) to any nationally recognized rating agency or investor of the foregoing Persons (and their successors and assigns who become Members) that requires access to information about any such Person’s investment portfolio in connection with ratings issued or investment decisions with respect to such a Person. No Member, Officer or Manager shall be prohibited from disclosing any Confidential Information to the extent such information (A) was or becomes generally available to such Member, Officer or Manager and known by the public other than as a result of a disclosure by such Member, Officer or Manager or any of its representatives or agents in violation of this Agreement, (B) was or becomes available to such Member, Officer or Manager on a non-confidential basis from a source other than the Company or any of its representatives or agents, provided that such source was not known by such Member, Officer or Manager, after reasonable inquiry, to be bound by any agreement with the Company or any of its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to such Member, Officer or Manager or any of its representatives or agents by a contractual, legal or fiduciary obligation, or (C) was in such Member’s, Officer’s or the Manager’s possession prior to being furnished by or on behalf of the Company, provided the source of such information was not known by such Member, Officer or Manager, after reasonable inquiry, to be bound by any agreement with the Company or any of its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to such Member, Officer or Manager or any of its representatives or agents by a contractual, legal or fiduciary obligation.

Section 6.3      Right to Indemnification. Subject to the limitations and conditions as provided in this Article VI, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, a Manager or an Officer, the Tax Matters Representative or an officer or member of the board of a Subsidiary, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (“Damages”), unless such Damages shall have been the result of gross negligence, fraud or willful misconduct by such Person, in which case such indemnification shall not cover such Damage to the extent resulting from such gross negligence, fraud or willful misconduct. Indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.

Section 6.4      Advance Payment. The right to indemnification conferred in this Article VI shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person (other than an Officer of the Company or any of its Subsidiaries thereof in respect of claims by the Company or any of its Subsidiaries thereof against such Officer in such Officer’s capacity as such) entitled to be indemnified under Section 6.3 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article VI and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.5      Indemnification of Employees and Agents. The Company, at the direction of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Section 6.3 and Section 6.4.

Section 6.6      Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Company may pay or reimburse reasonable out of pocket expenses incurred by an Officer, employee or agent in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

Section 6.7      Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right that a Member or Manager indemnified pursuant to this Article VI may have or hereafter acquire under any law (common or statutory) or under any agreement.

Section 6.8      Insurance. The Company shall obtain and maintain at all times thereafter, at its expense, insurance (with coverage limits customary for similarly situated companies) to protect itself and any Member, Manager, Officer or agent of the Company, and any member of the board (or governing body), officer or agent of any Subsidiary of the Company, who is or was serving at the request of the Company or such Subsidiary as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VI.

Section 6.9      Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VI as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article VII

CAPITAL STRUCTURE

Section 7.1      Capital Structure.

(a)            The Members’ interests in the Company shall be represented by Units, or such other equity securities in the Company as the Board may establish in accordance with the terms hereof. As of the date hereof, the Units are comprised of two classes of Units: Class A Units and Class B Units.

(b)            The Members and their respective holdings of Units as of the date hereof are set forth on Schedule A attached hereto. The Board may from time to time, and only in accordance with the terms of this Agreement and to the extent required by the Exchange Agreement, authorize the issuance of additional Class A Units, Class B Units and such preferred units with such rights, preferences, privileges and restrictions as the Board shall designate as required by and in accordance with the terms of the Exchange Agreement; provided, that as long as there are any Members other than PubCo, then no such new class or series of Units may dilute or reduce the Percentage Interest of such Members relative to if such new class or series of Units had not been created, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a fair market value in an aggregate amount, equal to the pro rata share allocated to such new class or series of Units and the number thereof issued by the Company. Subject to the immediately preceding sentence, this Agreement shall be amended in order to document such new classes of preferred units and their rights, preferences, privileges and restrictions, in each case, with no further action required by the Members.

(c)            Class B Units shall be convertible only into Class A Units on a one-for-one basis as specified in Sections 7.1(d) and 7.2. All issuances of Class A Units and Class B Units shall be made in accordance with the terms and provisions of this Agreement and the Exchange Agreement.

(d)            Each Class B Unit surrendered to the Company pursuant to the Exchange Agreement shall, as of the consummation of the transactions contemplated by the Exchange Agreement, be automatically converted into a Class A Unit, without any action on the part of any Person, including the Board or the Company, and such Class B Units shall thereby cease to exist.

(e)            Except as otherwise expressly provided in this Agreement, all Units shall have identical rights and privileges in every respect.

(f)            The issued and outstanding Units shall not be represented by certificates.

Section 7.2      Effect of Exchange.

(a)            Upon the exchange by any Member of Class B Units for shares of Class A Common Stock pursuant to the Exchange Agreement, as of the effective date of such exchange, each such Class B Unit automatically shall be converted into a Class A Unit, and the Class B Units so exchanged shall thereby cease to exist, without any action on the part of any Person, including the Board or the Company.

(b)            Upon the exchange by any Member of Class B Units for a cash payment pursuant to the Exchange Agreement, as of the effective date of such exchange, each such exchanged Class B Unit automatically shall be deemed cancelled concomitant with such payment, without any action on the part of any Person, including the Board or the Company.

(c)            The Company may only issue Class B Units to the Original Holders and their respective Permitted Transferees.

(d)            The Company may only issue Class A Units to PubCo.

(e)            Notwithstanding anything to the contrary herein, (i) the Company shall, and the Board shall cause the Company to take all actions as are required under, and otherwise comply with, the Exchange Agreement, and (ii) each Member shall comply with the Exchange Agreement.

(f)            Notwithstanding anything to the contrary herein, the Company may, and the Board may cause the Company to, issue additional Units, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as Members, on such terms and conditions as shall be established be the Board, all without the approval of any Member or any other Person, including (i) as required by the Exchange Agreement, (ii) in connection with the payment of shares of Class A Common Stock to the Earnout Recipients (as defined in the Merger Agreement) pursuant to Section 2.9 of the Merger Agreement, (iii) in connection with the issuance, exercise or vesting of options or restricted stock, as applicable, into shares of Class A Common Stock, (iv) in connection with the offering, sale, syndication, private placement or public offering of Class A Common Stock. At any time shares of Class A Common Stock are issued or sold by PubCo, the Company shall issue to PubCo a number of Class A Units equal to the number of shares of Class A Common Stock issued or sold, and the proceeds received, if any, by PubCo shall be contributed to or used by the Company, and for no other purpose, or (v) in connection with the exchange or conversion of any notes into equity of PubCo.

Section 7.3      Capital Accounts.

(a)            There shall be established for each Member on the books of the Company a Capital Account, which shall be increased or decreased in the manner set forth in this Agreement.

(b)            The Capital Account of each Member shall be maintained in accordance with the following provisions:

(i)            To such Member’s Capital Account with respect to the Company there shall be credited such Member’s Capital Contributions, such Member’s distributive share of the Profits of the Company, and the amount of any liabilities of the Company that are assumed by such Member or that are secured by any assets of the Company that are distributed to such Member;

(ii)            To such Member’s Capital Account with respect to the Company there shall be debited the amount of cash and the Gross Asset Value of any other assets of the Company that are distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of the Losses of the Company, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

(iii)            In determining the amount of any liability for purposes of this Section 7.3(b), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

Section 7.4      Capital Contributions of Members. Except as set forth in the Exchange Agreement (including Section 2.3 thereof), no Member shall be required to make any capital contributions to the Company.

Article VIII

ALLOCATIONS AND DISTRIBUTIONS

Section 8.1      Allocations. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each such Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Members pursuant to Section 8.4 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to such book value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 8.4(b) to such Members immediately after making such allocation, minus (b) such Member’s share of Partnership Minimum Gain and Member’s nonrecourse debt minimum gain (as determined pursuant to Treasury Regulations Section 1.704-2(b)(4)), computed immediately prior to the hypothetical sale of assets.

Section 8.2      Interim Allocations Due to Members’ Membership Interest Adjustment. In the event of a change in a Member’s Membership Interest during any year or a Transfer of a Unit, the Company’s Profits and Losses shall be allocated among the Members for the periods before and after the change or Transfer based on an interim closing of the books or any lawful equitable alternative method as determined by the Board. This Section 8.2 shall apply both for purposes of computing Capital Accounts for federal income tax purposes.

Section 8.3      Certain Tax Matters.

(a)            Except as otherwise provided herein, all items of Company income, gain, deduction and loss shall be allocated among the Members in the same proportion as they share in the Profits and Losses to which such items relate.

(b)            Income, gain, loss or deductions of the Company shall, solely for income tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Company and their respective Gross Asset Values by using the “traditional method” set forth in Treasury Regulations Section 1.704-3(b).

(c)            Notwithstanding any other provision of this Article VIII, if there is a net decrease in Partnership Minimum Gain of the Company during any year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Partnership Minimum Gain of the Company, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This Section 8.3(c) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(d)            Notwithstanding any other provisions of this Article VIII except Section 8.3(c), if there is a net decrease in Partnership Minimum Gain of the Company attributable to a Partner Nonrecourse Debt during any year, each Member who has a share of the Partnership Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Partnership Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 8.3(d) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

(e)            Nonrecourse Deductions of the Company for any year shall be allocated to the Members in accordance with their respective Percentage Interests.

(f)            Any Partner Nonrecourse Deductions for any year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt of the Company to which such Partner Nonrecourse Deductions of such series are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations. This Section 8.3(f) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(g)            Notwithstanding any other provision of this Article VIII, no Member shall be allocated in any Fiscal Year of the Company any Loss (and no Unit shall be allocated in any Fiscal Year of the Company any Loss) to the extent such allocation would cause or increase a deficit balance in such Member’s Capital Account, taking into account all other allocations to be made for such year pursuant to this Article VIII and the reasonably expected adjustments, allocations and distributions described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. Any such Loss that would be allocated to such a Member (the “Deficit Member”), or a Unit (the “Deficit Unit”), shall instead be allocated to the other Members or Units. Moreover, if a Deficit Member unexpectedly receives an adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit balance in such Member’s Capital Account (computed after all other allocations to be made for such year pursuant to this Article VIII have been tentatively made as if this Section 8.3(g) were not in this Agreement), such Deficit Member shall be allocated items of gross income in an amount equal to such deficit balance (which shall be allocated among the Members associated with Units as determined by the Board). This Section 8.3(g) is intended to comply with the qualified income offset requirement of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(h)            The allocations set forth in Sections 8.3(c) through 8.3(g) (the “Regulatory Allocations”) are intended to comply with Section 704(b) of the Code and the Treasury Regulations thereunder and shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

Section 8.4      Distributions.

(a)            On each Tax Distribution Date with respect to a calendar quarter for a Fiscal Year, to the extent permitted by the financing agreements of the Company and its Subsidiaries, the Company shall, to the extent of Distributable Cash, make a distribution in cash (each, a “Tax Distribution”), to the Members in proportion to their respective Percentage Interests in an aggregate amount equal to the excess of (i) the Hypothetical Total Tax Liability with respect to such calendar quarter over (ii) the aggregate amount of distributions made by the Company with respect to such Fiscal Year (treating any Tax Distribution made with respect to income for such Fiscal Year, regardless of when made, and any distribution other than a Tax Distribution made during such Fiscal Year, as being made with respect to such Fiscal Year). If, at any time after the end of a Fiscal Year, the Company has a True-Up Amount, then to the extent permitted by the financing agreements of the Company and its Subsidiaries, the Company shall, to the extent of Distributable Cash, make a Tax Distribution to the Members in proportion to their respective Percentage Interests in an aggregate amount equal to the True-Up Amount. In the event that there is insufficient Distributable Cash to make the distribution described in the preceding provisions of this Section 8.4(a), the amount distributable to each such Member holding Class A Units and/or Class B Units shall be reduced pro rata in accordance with the amount that would be distributable to such Member, and such deficiency shall be paid to such Members when there is next Distributable Cash, and in any event, prior to any distribution pursuant to Section 8.4(b). If the aggregate amount of Tax Distributions made in respect of such Fiscal Year exceeds the amount of the Hypothetical Total Tax Liability with respect to such Fiscal Year (based on the information returns filed by the Company), then Tax Distributions for subsequent Fiscal Years shall be reduced by the amount of such excess.

(b)            Other than as provided for in Section 8.4(a) and Article IX, the Company shall make distributions of Distributable Cash to the Members at such times and in such amounts as the Board may determine from time to time. All amounts so determined by the Board to be available for distribution by the Company shall be distributed to the Members in proportion to their respective Percentage Interests.

(c)            All distributions made pursuant to Section 8.4 shall be at such times and in such aggregate amounts as shall be determined by the Board, in its sole discretion.

(d)            If the Company or any of its Subsidiaries enters into (or otherwise becomes bound by) any financing arrangement or agreement after the date hereof, the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to ensure that such financing arrangement or agreement permits, at any time in which the Company or such Subsidiary is not in default thereunder: (i) in the case of the Company, Tax Distributions to be made in full when due pursuant to Section 8.4(a) (without regard to the limitation regarding financing agreements), and (ii) in the case of any such Subsidiary, payments to be made directly or indirectly to the Company to enable the Company to make Tax Distributions in full when due pursuant to Section 8.4(a) (without regard to the limitation regarding financing agreements); provided, however, that any such financing arrangement or agreement entered into after the date hereof that is no more restrictive with respect to Tax Distributions than any financing arrangement or agreement existing on the date hereof will be deemed to satisfy the requirements under this Section 8.4(d).

Section 8.5      Distributions in Kind. Distributions made pursuant to this Agreement may be made in cash or in property or assets in kind at the discretion of the Board; provided, however, that subject to Section 8.4 any distribution in kind shall be made to all Members proportionately in accordance with Section 8.4(b).

Section 8.6      Distribution Rules and Tax Withholding.

(a)            Each Member shall deliver to the Company any form or other documentation reasonably requested by the Company that is required to demonstrate that the applicable Member is not subject to withholding tax under the provisions of any applicable Federal, state, local, foreign or other law. If requested by a relevant taxing authority in connection with an audit, inquiry or other proceeding conducted by such taxing authority, each Member shall if requested by the Company deliver a copy of any tax return or similar document of the applicable Member that the Company may reasonably request with respect to any such law.

(b)            To the extent that the Company is required by any applicable law to withhold or to make tax payments on behalf of or with respect to distributions to, issuance of Units to, allocations to, transfers by, or otherwise for, any Member in such Person’s capacity as a Member of the Company (each a “Tax Liability”), the Company may make such payment out of available cash of the Company, which shall reduce any distribution otherwise payable to such Member; provided, that at least ten (10) days, if commercially possible, prior to making a distribution on behalf of or with respect to a Member, the Company shall first notify such affected Member and advise such Member as to whether the Company has sufficient cash to pay such Tax Liability and, if it does not, the amount of any deficiency. If the Company does not have sufficient Distributable Cash to pay such Tax Liability, such Member shall pay to the Company an amount equal to such deficiency (a “Tax Excess”) three (3) days prior to the date that the Company is required to pay the associated Tax Liability. If not paid in accordance with the preceding sentence, such Tax Excess shall be deemed to be a recourse loan to such Member by the Company and shall be due and payable immediately, and if not repaid within two (2) days, the Tax Excess shall bear interest at a rate equal to the lesser of (i) fifteen percent (15%) per annum, or (ii) the maximum rate permitted by law until repaid. Notwithstanding anything to the contrary contained herein or in any other agreement between or among Members, each Member hereby agrees to indemnify, defend, and hold harmless the Company and its Affiliates from and against any Tax Liability of or with respect to such Member, at any time, and this indemnity and hold harmless provision shall survive this Agreement and the termination of the Company. In the event of any claimed over-withholding, such Member shall be limited to an action against the applicable government agencies for refund and hereby waives any claim or right of action against the Company on account of such withholding. The Company may, and is hereby authorized to, withhold from any distributions or payments otherwise due to a Member from the Company under this Agreement the amount of any Tax Excess made on behalf of such Member that as of such date has neither been repaid to the Company nor been previously offset hereunder, and any amount withheld under this Section 8.6 shall be deemed for all purposes of this Agreement to have been distributed or paid to such Member. Any Member who does not repay a Tax Excess after a written final demand has been given by the Board shall pay, in addition to the Tax Excess and applicable interest, all expenses, including reasonable attorney’s fees, incurred by the Company or any other Member in collecting the Tax Excess plus interest or pursuing any other remedy provided in this Section 8.6 and otherwise in this Agreement.

Section 8.7      Restrictions on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member’s Units if such distribution would violate the Act or other applicable law. In addition, except as specifically determined by the Board, the Company shall not make a distribution to any Member if such distribution would be prohibited by the terms of, or would cause any obligation of the Company or any of its Subsidiaries to become due prior to the final maturity date of, or would cause the net worth or assets of the Company or any of its Subsidiaries to be less than the minimum amount (or less in relation to another amount than the minimum ratio of such amounts) required to be maintained by the Company or any of its Subsidiaries under, or otherwise would conflict with, any agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound which relates to borrowed money.

Section 8.8      Accounting Method. The Company shall keep its accounting records and shall report Profit or Losses on the accrual method of accounting in accordance with the principles used by the Company for federal income tax purposes and otherwise in accordance with GAAP consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement.

Section 8.9      Interest on and Return of Capital Contributions. No Member shall be entitled to interest on any of its Capital Contributions or to return of any of its Capital Contributions.

Section 8.10      Taxes.

(a)            The Company shall prepare, or cause to be prepared, and shall file all tax returns, be they information returns or otherwise, which are required to be filed by the Company with the Internal Revenue Service, state and local tax authorities and foreign tax jurisdictions, if any.

(b)            The Company shall furnish the Members with all Company information required to be reported in the tax returns of the Members for tax jurisdictions in which the Company is considered to be doing business, including a report indicating each Member’s share for income tax purposes of the Company’s estimated income, gain, credits, losses and deductions within 30 days after each of the first three quarters of each Fiscal Year and within 60 days after the end of the Company’s Fiscal Year. The Company shall furnish the Members with a copy of Schedule K-1 to IRS Form 1065 (or any successor form) by no later than 74 days after the end of each year.

(c)            All determinations as to tax elections for the Company shall be made by the Board. Notwithstanding the foregoing sentence, an election under Section 754 of the Code shall be made with respect to each taxable year of the Company ending after the date hereof.

Section 8.11      Tax Matters Representative.

(a)            The “partnership representative” (as such term is defined in Section 6223 of the BBA Audit Rules or corresponding or similar provision of applicable state or local law) of the Company (the “Tax Matters Representative”) shall be PubCo or any successor designated by such Person. The Tax Matters Representative shall be permitted to appoint any “designated individual” (or similar person) (a “Designated Individual”) permitted under Treasury Regulations Section 301.6223-1 (or any successor regulations or corresponding or similar provision of applicable state or local law). If the Tax Matters Representative appoints a Designated Individual pursuant to Code Section 6223 and Treasury Regulations thereunder (or corresponding or similar provision of applicable state or local law), such Designated Individual shall be subject to this Agreement in the same manner as the Tax Matters Representative (and references to the Tax Matters Representative shall include any such Designated Individual unless the context otherwise requires or shall mean solely the Designated Individual as needed to comply with applicable law). Each Member, by its execution of this Agreement, hereby (i) consents to such designation of the Tax Matters Representative, and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent, (ii) agrees take such actions as may be required to effect any future designations of the Tax Matters Representative, and (iii) agrees to cooperate to provide any information or take such other actions as may be reasonably requested by the Tax Matters Representative, to determine whether any Imputed Underpayment Amount may be modified pursuant to Code Section 6225(c) (or any corresponding or similar provision of applicable state or local law). To the extent and in the manner provided by applicable Code Sections and Treasury Regulations thereunder (or any corresponding or similar provision of applicable state or local law), the Tax Matters Representative (i) shall furnish the name, address and taxpayer identification number of each Member to the IRS and (ii) shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. The Tax Matters Representative shall act reasonably at all times and keep the other Members reasonably informed about its actions. The Tax Matters Representative shall be entitled to be reimbursed for all reasonable out-of-pocket expenses properly incurred in the capacity as the Tax Matters Representative.

(b)            Each Member shall be considered to have retained such rights (and obligations, if any) as are provided for under the Code or any other applicable law with respect to any examination, proposed adjustment or proceeding relating to Company tax items. The Tax Matters Representative agrees that it will not bind the Members to any material income tax settlement or income tax settlement that disproportionately impacts the Class B Members without the prior written approval of the affected Majority Class B Members, which approval shall not be unreasonably withheld, delayed or conditioned. The Tax Matters Representative shall use reasonable best efforts to notify the Members, within thirty (30) days after the Tax Matters Representative receives notice from the IRS, of any administrative proceeding with respect to an examination of, or proposed adjustment to, any Company tax items, and shall promptly provide the Members with copies of relevant written materials. The Tax Matters Representative shall use reasonable best efforts to provide the Members with notice of its intention to extend the statute of limitations or file a tax claim in any court at least ten (10) days before taking such action and shall not take such action without the prior written approval of the Majority Class B Members, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)            Neither the Board nor the Tax Matters Representative shall elect to cause the Company to be subject to the BBA Audit Rules with respect to any taxable year beginning before January 1, 2018. The Tax Matters Representative shall use reasonable best efforts to make the election described in Section 6226 of the BBA Audit Rules (or any corresponding or similar provision of applicable state or local law) with respect to each final partnership adjustment for a taxable period ending on or prior to the date hereof. If the Company is subject to any Imputed Underpayment Amount under the BBA Audit Rules, the Board shall use reasonable efforts to allocate such liabilities among the Members and former Members in a fair and equitable manner, taking into account any modifications attributable to such a Member pursuant to Section 6225(c) of the BBA Audit Rules (if applicable). Any tax liabilities so allocated shall be treated as a Tax Liability subject to the provisions of Section 8.6.

Section 8.12      Accounting Decisions; Auditors. All determinations as to the accounting principles of the Company shall be made by the Board.

Section 8.13      Tax Classification. It is the intention of the parties hereto that the Company be classified as a partnership, and not as an association taxable as a corporation, for federal income tax purposes, and the provisions of this Agreement shall be interpreted in a manner consistent with such intention. No election shall be filed with the Internal Revenue Service (or the tax authorities of any State) to have the Company taxable other than as a partnership for income tax purposes without the prior consent of the Board.

Section 8.14      Accounting Method. The Company shall keep its accounting records and shall report Profit or Losses on the accrual method of accounting in accordance with the principles used by the Company and the Company for federal income tax purposes and otherwise in accordance with GAAP consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement.

Section 8.15      Accounting Records. The Company and each Subsidiary of the Company shall: (a) keep complete and accurate business and accounting records reflecting all transactions of the Company and each Subsidiary of the Company; (b) manage its books and ledgers in a proper and timely manner; (c) maintain proper internal accounting controls sufficient to enable the timely identification or ascertainment of, amongst other things, payments receivables and that the dispositions by it of its assets have, in each case, been performed in an authorized manner; and (d) prevent unauthorized persons from having access to its books and records. Such accounting records shall be kept in accordance with the principles set forth in Section 8.14 and shall be audited annually. The Company shall also keep all records required to be kept pursuant to the Act.

Article IX

ASSIGNMENT; ADMISSION AND WITHDRAWAL OF PARTNERS

Section 9.1      Assignment of Units. Except as otherwise expressly permitted in this Article IX, (a) no Member shall Transfer all or any portion of its Membership Interests, Units or rights to income or other attributes with respect to its Units, and (b) no Owner of any Member shall Transfer any equity security of such Entity, it being understood that any such Transfer not in accordance with this Section 9.1 or the remainder of this Article IX will be deemed to constitute a Transfer by such Member in violation of this Agreement and shall be void ab initio.

Section 9.2      Transfers by Members.

(a)            Without the prior written consent of the Board, no Member may Transfer any Units (or any Economic Interest therein), except as provided in this Section 9.2.

(b)            The Original Holders, their Permitted Transferees and their respective Owners (if applicable) may Transfer any Class B Units held by each them so long as such Transfer is (i) made to an Affiliate or a Person in the Family Group of such Member, Permitted Transferee or PubCo, as applicable, in compliance with Section 9.2(e) and Section 9.2(f), or (ii) made pursuant to the Exchange Agreement (each Transferee of a Transfer pursuant to clause (i) and clause (ii) being referred to herein as a “Permitted Transferee”).

(c)            PubCo is the only permitted holder of Class A Units.

(d)            Any Member who Transfers any Units in accordance with this Section 9.2 shall cease to be a Member with respect to such Transferred Units and shall no longer have any rights or privileges of a Member with respect to such Transferred Units.

(e)            Except with respect to Transfers of Units pursuant to the Exchange Agreement, any Person who acquires any Units in accordance with this Section 9.2 that is not an existing Member shall agree in writing to assume the responsibility of the transferring Member. In the event that such Person fails to do so entirely or fails to do so in a timely manner, such Person shall be deemed by its acceptance of the benefits of the acquisition of such Units to have agreed to be subject to, and bound by, all of the terms and conditions of this Agreement to which the predecessor in such Units was subject, and by which such predecessor was bound, and for all purposes shall be deemed to be a Member.

(f)            Except with respect to Transfers of Units pursuant to the Exchange Agreement, no Transfer of Units shall be given effect unless the transferee delivers to the Company the representations set forth in Schedule B.

(g)            Notwithstanding any provision of this Agreement to the contrary, no Transfer of Units may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

(h)            Notwithstanding any provision of this Agreement to the contrary, (i) no Transfer of Units may be made to a lender to the Company or any Person who is related (within the meaning of Treasury Regulations Section 1.752-4(b)) to any lender to the Company whose loan otherwise constitutes a Nonrecourse Liability unless (A) the Board is provided prior written notice thereof and (B) the lender enters into an arrangement with the Company to exchange or redeem for Class A Common Stock any Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Section 752 of the Code, and (ii) no Member may Transfer any of such Units (including any Economic Interest therein) if the Board reasonably and in good faith promptly determines that such Transfer or attempted Transfer (A) would create a material risk that the Transfer would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would create a material risk that the Company would have more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), and (C) would have a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and the Treasury Regulations promulgated thereunder.

(i)            Notwithstanding any provision of this Agreement to the contrary, no Member may Transfer any Units unless (x) contemporaneously with the Transfer, the Transferor shall deliver to the Company a validly executed IRS Form W-9 (unless such form had previously been provided to the Company and remains in effect), or (y) contemporaneously with the Transfer, the Transferee shall properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter); provided that the Company shall timely provide whatever information is reasonably requested by the Transferor or Transferee to calculate the tax to be withheld.

(j)            Any attempted Transfer of Units by any Member not in accordance with this Section 9.2 shall be ineffective, null and void ab initio.

Section 9.3      Effect of Permitted Transfer. Upon consummation of any Transfer of Units made in accordance with the provisions of this Agreement, (a) the Transferee shall be admitted as a Member (if not already a Member) and for purposes of this Agreement, such Transferee shall be deemed a Member with respect to such Transferred Units, (b) the Transferred Units shall continue to be subject to all the provisions of this Agreement and (c) the Capital Account (or applicable portion thereof in the case of a Transfer of less than all of a Transferor’s Units) of the Transferor shall be Transferred to the name of such Transferee at the close of business on the effective date of such Transfer (the “Effective Transfer Time”). Unless the Transferor and Transferee otherwise agree in writing, and give written notice of such agreement to the Company at least five (5) days prior to such Effective Transfer Time, all distributions declared to be payable to the Transferor at or prior to such Effective Transfer Time shall be made to the Transferor. No Transfer shall relieve the Transferor (or any of its Affiliates) of any of their obligations or liabilities under this Agreement arising prior to the closing of the consummation of such Transfer.

Section 9.4      Recognition of Assignment by Company. No Transfer, or any part thereof, that is in violation of Article IX shall be valid or effective, and neither the Company nor the Board shall recognize the same for the purpose of making distributions in accordance with this Agreement. To the fullest extent permitted by law, neither the Company nor the Board shall incur any liability as a result of refusing to make any such distributions to the transferee of any such invalid Transfer.

Section 9.5      Death, Incompetency, Bankruptcy or Dissolution of a Member. The death, incompetency, Bankruptcy, dissolution or other cessation to exist as a legal entity of a Member shall not, in and of itself, dissolve the Company. In any such event, the personal representative (as defined in the Act) of such Member may exercise all of the rights of such Member for the purpose of settling such Member’s estate or administering its property, subject to the terms and conditions of this Agreement.

Section 9.6      Withdrawal from the Company. Except as provided in this Agreement, no Member may withdraw as a member of the Company.

Section 9.7      Drag-Along Rights.

(a)            If at any time PubCo desires to Transfer in one or more transactions all or any portion of its Units (or any beneficial interest therein) in an arm’s-length transaction to a bona fide third party that is not an Affiliate of PubCo (an “Applicable Sale”), PubCo can require each other Member to sell the same pro rata share of its Units as is being sold by PubCo (based upon the total number of Units held by PubCo at such time) on the same terms and conditions (“Drag-Along Right”). PubCo may in its sole discretion elect to cause the Board and/or the Company to structure the Applicable Sale as a merger or consolidation or as a sale of the Company’s assets. If such Applicable Sale is structured (i) as a merger or consolidation, then no Member shall have any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) as a sale of assets, then no Member may object to any subsequent liquidation or other distribution of the proceeds therefrom. Each Member agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by PubCo of its Drag-Along Right pursuant to this Section 9.7, each Member shall take all reasonably necessary and desirable actions approved by PubCo in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Members shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities or covenants than PubCo, (B) such Members shall not be obligated to bear any share of the out-of-pocket expenses, costs or fees (including attorneys’ fees) incurred by the Company in connection with such Applicable Sale unless and to the extent that such expenses, costs and fees were incurred for the benefit of the Company or all Members, (C) such Members shall not be obligated or otherwise responsible for more than their proportionate share of any indemnities or other liabilities incurred by the Company and the Members as sellers in respect of such Applicable Sale, and (D) any indemnities or other liabilities approved by PubCo or the Board shall be limited, in respect of each Member, to such Member’s share of the proceeds from the Applicable Sale.

(b)            At least five (5) Business Days before consummation of an Applicable Sale, PubCo shall (i) provide the Members written notice (the “Applicable Sale Notice”) of such Applicable Sale, which notice shall contain (A) the name and address of the third party purchaser, (B) the proposed purchase price, terms of payment and other material terms and conditions of such purchaser’s offer, together with a copy of any binding agreement with respect to such Applicable Sale and (C) notification of whether or not PubCo has elected to exercise its Drag-Along Right and (ii) promptly notify the Members of all proposed changes to such material terms and keep the Members reasonably informed as to all material terms relating to such sale or contribution, and promptly deliver to the Members copies of all final material agreements relating thereto not already provided in according with this Section 9.7(b) or otherwise. PubCo shall provide the Members written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

Article X

DISSOLUTION AND TERMINATION OF THE COMPANY

Section 10.1      Dissolution of the Company.

(a)            For so long as the Exchange Agreement is in effect, the Company shall not be dissolved. Following such time, the Company shall be dissolved upon any of the following events:

(i)            the written consent of the Board and, so long as any Class B Units are outstanding, the Majority Class B Members;

(ii)            at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the Act; or

(iii)            the entry of a decree of judicial dissolution of the Company under the Act; provided, however, that no Member or its Affiliates or agents shall apply for entry of a decree of judicial dissolution of the Company under the Act at any time that the Exchange Agreement is in effect.

(b)            Upon the dissolution of the Company as provided herein, the Company shall be wound up in the manner provided by Section 10.2.

Section 10.2      Winding Up, Liquidation and Distribution of Assets of the Company Upon Dissolution of the Company.

(a)            Upon dissolution of the Company, the Board shall commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities of the Company to its creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share in the allocation of the Profits and Losses of the Company during the liquidation of the Company in the same proportions as specified in Section 8.1 as before liquidation of the Company. The Members shall be furnished with a statement prepared by a certified public accountant selected by the Board at the expense of the Company, that shall set forth the assets and liabilities of the Company as of the date of termination. The proceeds of liquidation shall be distributed in the following order and priority:

(i)            first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of (A) all debts and liabilities of the Company, whether by payment thereof or the making of reasonable provision of payment thereof (including, to the extent permitted by law, any loans or advances that may have been made by any of the members to the Company) and (B) the expenses of liquidation not otherwise adequately provided for, whether by payment thereof or the making of reasonable provision of payment thereof, which liabilities set forth in (A) and (B) may be satisfied by the setting up of any reserves that are determined by the Board to be reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company arising out of, or in connection with, the Company; and

(ii)            second, to the Members in accordance with Section 8.4.

(b)            [Reserved.]

(c)            The Members shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Section 10.3      Certificate of Cancellation.

(a)            If a dissolution of the Company occurs and all debts, liabilities and obligations of the Company have been satisfied (whether by payment or reasonable provision for payment) and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation shall be executed and filed with the Secretary of State of the State of Delaware in accordance with the Act.

(b)            Upon cancellation of the Certificate by the filing of a certificate of cancellation or otherwise, this Agreement shall terminate, and the existence of the Company shall cease.

Section 10.4      Returns of Contributions Nonrecourse to Members. Except as otherwise provided by applicable law, upon dissolution of the Company, each Member shall look solely to the assets of the Company for the return of its Capital Contributions made to the Company, and if the assets of the Company remaining after satisfaction (whether by payment or reasonable provision for payment) of the debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, such Members shall have no recourse against the Company or any Member, except as otherwise provided by law.

Article XI

MISCELLANEOUS PROVISIONS

Section 11.1      Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same, or sent by facsimile transmission or sent by overnight courier, if to a Member, in each case to the addresses or facsimile telephone numbers therefor set forth in Schedule A attached hereto, and if to the Company, to:

CompoSecure Holdings, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Attention: Jonathan C. Wilk, President and CEO

Phone: (908) 518-0500, ext. 2220

Email: jwilk@composecure.com

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Barbara J. Shander and Kevin S. Shmelzer

Phone: (215) 963-5029 and (215) 963-5716

Email: barbara.shander@morganlewis.com and kevin.shmelzer@morganlewis.com or to such other address, in any such case, as any party hereto shall have last designated by notice to the other party. Notice shall be deemed to have been given on the day that it is sent by electronic transmission and the appropriate answerback or confirmation of successful transmission or receipt is received or, if sent by overnight courier, shall be deemed to have been given one Business Day after delivery by the courier company, or if mailed, five Business Days following the date on which such notice was so mailed. Any Member may change its address for notices by giving written notice of such change to the other Members and the Company.

Section 11.2      Entire Agreement; Non-Waiver. This Agreement, including the Schedules hereto, and the Exchange Agreement constitute the entire agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter hereof. This Agreement is subject in all respects to the provisions of the Exchange Agreement, and nothing in this Agreement shall abridge or alter any rights provided for in the Exchange Agreement. The Company shall not take any action (or omit to take any action) that is prohibited by, or inconsistent with, the Exchange Agreement.

Section 11.3      Amendments. Except as required by law, this Agreement or the Certificate may be amended from time to time only upon the approval of the Members holding a majority of the voting power each of the Class A Units and the Class B Units, each voting as a separate class; provided, that at any time after (i) there are no Class B Units outstanding or (ii) the Exchange Agreement is no longer in effect, any amendment to this Agreement or the Certificate shall only require the approval of Members holdings a majority of the voting power of all Units, voting together as a single class. The date of adoption of an amendment shall be the date on which the Company shall have received the requisite approvals.

Section 11.4      No Waivers. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Member, whether of a similar or dissimilar nature thereof.

Section 11.5      Applicable Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.6      SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; SELECTION OF FORUM. Each party hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United Stated District for the District of Delaware, OR THE COURT OF CHANCERY OF THE STATE OF DELAWARE DOES NOT HAVE JURISDICTION, IN WHICH CASE THE SUPERIOR COURT OF THE STATE OF DELAWARE) for the purposes of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby, and agrees to commence any such Legal Proceeding only in such courts. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Legal Proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 11.7      Further Assurances. Each of the Members hereby agrees, at the request of any other Member, to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

Section 11.8      Assignment of Contracts and Rights. Except in connection with a Transfer permitted under Article IX, no party to this Agreement may assign any of its rights or remedies or delegate any of its obligations under this Agreement without the prior written consent of the Members holding a majority of the voting power of all Units, voting together as a single class.

Section 11.9      No Right to Partition. The Members, on behalf of themselves and their shareholders, partners, members, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, except as otherwise expressly provided in this Agreement, to seek, bring or maintain any action in any court of law or equity for partition of the Company or any asset of the Company, or any interest which is considered to be Company property, regardless of the manner in which title to such property may be held.

Section 11.10      No Third-Party Rights. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns (subject to the express provisions hereof relating to successors and assigns), and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, except for Persons entitled to indemnification under Article VI.

Section 11.11      Successors and Assigns. Subject to the restrictions on Transfer set forth herein, and except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assignees under this Agreement.

Section 11.12      Severability. If any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

Section 11.13      Remedies Not Exclusive. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement now or hereafter existing at law or in equity or by statute.

Section 11.14      Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. Therefore, the parties intend that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or arbitrator or any governmental authority by reason of such party having drafted or being deemed to have drafted such provision.

Section 11.15      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts, individually or taken together, bear the signatures of each of the parties reflected herein as signatories.

Section 11.16      Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below as of the day and year first above written.

CLASS A MEMBERS:

COMPOSECURE, INC.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of

CompoSecure Holdings, L.L.C.]

CLASS B MEMBERS:

LLR EQUITY PARTNERS IV, L.P.

By:	LLR Capital IV, L.P., its general partner
By: LLR Capital IV, LLC, its general partner

By:
Name:
Title:

LLR EQUITY PARTNERS PARALLEL IV, L.P.

By:	LLR Capital IV, L.P., its general partner
By: LLR Capital IV, LLC, its general partner

By:
Name:
Title:

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of

CompoSecure Holdings, L.L.C.]

CLASS B MEMBERS:

[ENTITY NAME]

By:
Name:
Title:

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of

CompoSecure Holdings, L.L.C.]

CLASS B MEMBERS:

[INDIVIDUAL NAME]

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of

CompoSecure Holdings, L.L.C.]

SCHEDULE A

MEMBERS

Name	Address	Units	Percentage Interest
CompoSecure, Inc.	2877 Paradise Road, #702, Las Vegas, NV 89109 Attention: [●] Email: [●]	[●] Class A	[●]
LLR Equity Partners IV, L.P.	2929 Arch St, Philadelphia, PA 19104 Attention: Mitchell Hollin Email: mhollin@llrpartners.com	[●] Class B	[●]
LLR Equity Partners Parallel IV, L.P.	2929 Arch St, Philadelphia, PA 19104 Attention: Mitchell Hollin Email: mhollin@llrpartners.com	[●] Class B	[●]
Michele D. Logan	11 Branch Road Far Hills, NJ 07931 Email: michele.logan@gmail.com	[●] Class B	[●]
Michele D. Logan 2017 Charitable Remainder Unitrust, dated December 28, 2017	c/o Tiedemann Trust Company, Trustee 200 Bellevue Parkway, Suite 525 Wilmington, DE 19809 Email: michele.logan@gmail.com	[●] Class B	[●]
Ephesians 3:16 Holdings LLC	c/o Michele Logan c/o Tiedemann Trust Company 200 Bellevue Parkway, Suite 525 Wilmington, DE 19809 Email: michele.logan@gmail.com	[●] Class B	[●]
Luis DaSilva	194 Riverview Road Bridgewater, NJ 08807 Email: ldasilva@composecure.com	[●] Class B	[●]
Carol D. Herslow Credit Shelter Trust B	c/o John H. Herslow, Co-Trustee 3403 Robinson Court Bridgewater, NJ 08807 Email: john.herslow@gmail.com	[●] Class B	[●]
Richard Vague	1807 Delancey Place Philadelphia, PA 19103 Email: rvague@gmail.com	[●] Class B	[●]

Schedule A-1

Name	Address	Units	Percentage Interest
Kevin Kleinschmidt 2016 Trust dated January 22, 2016	1520 Spruce Street, Apt. 800 Philadelphia, PA 19102 Attention: Kevin Kleinschmidt Email: kevinkleinschmidt@gmail.com	[●] Class B	[●]
Joseph M. Morris	Email: jmorris@pcrllc.com	[●] Class B	[●]
B. Graeme Frazier, IV	Email: bgfrazier@pcrllc.com	[●] Class B	[●]
[●]	[●]	[●] Class B	[●]

Schedule A-2

SCHEDULE B

TRANSFEREE TAX REPRESENTATIONS

i.            Either:

(a)            Such transferee (i) is not a flow-through entity within the meaning of Treasury Regulations Section 1.7704-1(h)(3), and (ii) is and will at all times continue to be, the sole beneficial owner of the interest to be registered in its name (which shall be interpreted to mean that the transferee is not and will not be treated as a nominee for, or agent of, another party or as anything other than the real owner of such interest for federal income tax purposes, at any time); or

(b)            (i) Such transferee is a flow-through entity within the meaning of Regulations Section 1.7704-1(h)(3) and (ii) there is no person (a “Beneficial Owner”) that owns an interest in such transferee such that (x) substantially all of the value of the Beneficial Owner’s interest in such transferee will be attributable to such transferee’s interest (direct or indirect) in the Company; and (y) a principal purpose of the use of the tiered arrangement is to permit the Company to satisfy the 100-partner limitation in Treasury Regulations Section 1.7704-1(h)(1)(ii);

ii.            Such transferee did not purchase, and will not sell, its interest through (a) a national, foreign, regional, local or other securities exchange, (b) PORTAL or (c) over the counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise);

iii.            Such transferee did not purchase, and will not sell, its interest from, to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, such interests or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others; and

iv.            Such transferee will only sell its interest to a buyer who provides the representations similar to these.

The representations set forth above are intended to ensure that the Company will not be treated as a corporation for federal income tax purposes as a result of any transfer. The Company may waive any or all of the representations set forth above on the advice of counsel that the transfer of an interest to such transferee will not cause the Company to be treated as a corporation for federal income tax purposes, and shall endeavor in good faith to do so if so advised by counsel to the Company upon request for waiver by a Member proposing to transfer, or upon receipt of an opinion from legal counsel to the transferee (provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) that such transfer will not cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code. These representations may from time to time be revised by the Company on the advice of counsel to the extent necessary to ensure that a transfer will not cause the Company to be treated as a corporation for federal income tax purposes.

Schedule B-1